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                          AMENDED EMPLOYMENT AGREEMENT







                              JAMES T. MCAFEE, JR.

                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER





                                       AND




                         HALLMARK HEALTHCARE CORPORATION

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                           AMENDED EMPLOYMENT AGREEMENT



     This AGREEMENT, originally dated as of July 1, 1989 and amended as of March 1, 1994, by and between Hallmark Healthcare Corporation (the "Company"), a Delaware corporation with its principal office in Atlanta, Georgia, and James T. McAfee, Jr. ("Officer"),

                                 WITNESSETH THAT

     WHEREAS, the Company is a corporation engaged in providing healthcare and related services to the public; and

     WHEREAS, the Company wishes to employ Officer and Officer is willing to be employed in an executive, managerial capacity upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Company hereby agrees to employ Officer and Officer hereby agrees to be employed upon the terms and conditions hereinafter set forth:

1.   TERM OF EMPLOYMENT.

     The Company hereby employs Officer and Officer hereby accepts such employment upon the terms and conditions hereof for a term commencing on the date of this Agreement as set forth above and, subject to the following sentences of this Paragraph, ending on September 30, 1996. Unless Officer's employment under this

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Agreement is otherwise terminated in accordance with Paragraphs 7, 8, 9, 10, 11 or 12 during the period between March 1 and March 31 of 1996 and March 1 and March 31 each year thereafter, either the Company or Officer may notify the other in writing of the termination of Officer's employment under this Agreement effective as of September 30 of such year. If neither the Company nor Officer shall notify the other in writing during said period between March 1 and March 31 of the termination of employment under this Agreement then, unless Officer's employment is otherwise terminated pursuant to Paragraph 7, 8, 9, 10 11 or 12, this Agreement shall as of September 30 immediately thereafter have a remaining unexpired term of one (1) year. If either the Company or Officer shall notify the other in writing prior to any such March 31 of the termination of employment under this Agreement, such termination shall be effective as of September 30 of the year including such March 31. If this Agreement is terminated by the Company pursuant to this provision other than for reasons described hereafter in Paragraph 7 or 11, Officer will be entitled to (i) be paid monthly for a period of three (3) years after termination, severance pay for each month during such three (3)-year period equal to the highest monthly rate of base salary paid to Officer at any time under Paragraph 3(a) (or in the alternative, at the Company's option, promptly pay to Officer a lump sum severance payment in cash equal to the sum of said monthly payments of base salary over three (3) years, discounted to present value at a discount rate equivalent to the average

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yield to maturity of Treasury Bills of the United States Government, having a maturity most nearly equivalent to said three (3)-year period, as then being quoted by three dealers therein selected by the Company), (ii) all unpaid bonuses referred to in Paragraphs 3(b), 3(d) and 3(e) which have vested together with that portion of any bonus for the then current fiscal year computed by prorating such bonus to date of termination, (iii) all other vested stock options and benefits, and (iv) all disability, life and medical insurance benefits (as provided prior to such termination) for a period of three (3) years. In the event there are any annual bonuses with respect to a fiscal year which has not ended prior to Officer leaving employment, such bonus shall be paid on a pro rata basis through the date of termination, based upon performance against target through fiscal year end. If this Agreement is terminated by Officer pursuant to this provision for reasons other than those described in Paragraph 8 or 11, Officer shall be entitled to all vested bonuses and all stock options and restricted stock which have vested in accordance with the applicable plan, and vested other benefits but Officer will not be entitled to any severance pay under this Paragraph 1.

2.   DUTIES OF OFFICER.

     Officer will during the continuance of his employment hereunder perform the duties of the Chairman and Chief Executive Officer. Officer will devote a substantial portion of his working time, attention and abilities to his duties as Chairman and Chief

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Executive Officer and will use his best reasonable efforts to promote the interests and welfare of the Company. To the extent not inconsistent with his duties hereunder, Officer may pursue other business or personal activities. Officer will disclose in advance to the Compensation Committee of the Board of Directors of the Company (the "Committee") in writing any new outside business activities which could conflict with the Company's business.

3.   COMPENSATION.

     (a) BASE SALARY. For all services to be rendered by Officer in any capacity during the period of his employment under this Agreement, including, without limitation, services as a executive, officer, director, or member of any committee of the Company, Officer shall be paid as compensation a base salary at the rate of not less than $500,000 per annum for fiscal 1994 and thereafter, or at such higher rate as may from time to time be fixed by the Committee, payable in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly.

     (b) ANNUAL BONUS. As additional compensation for all services rendered by Officer during the period of his employment under this Agreement (i.e., subsequent to June 30, 1989), Officer will participate in an Annual Bonus Program hereafter described in Attachment A. Officer will have a target bonus calculated as seventy-five percent (75%) of his base salary, subject to his performance against Company objectives pre-established by the Committee. In

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the event additional bonus plans are instituted by the Committee, Officer may also be included in said plans at the discretion of such Committee.

     (c) LONG-TERM STOCK INCENTIVE PLAN--1989. As of the date of this Amended Employment Agreement, the parties acknowledge that the grants and awards to Officer of restricted stock and options under the Long-Term Stock Incentive Plan have vested.

     (d) AMENDED LONG-TERM CASH INCENTIVE PLAN-1990. As of the date of this Amended Employment Agreement, the parties acknowledge that awards to Officer under the Long-Term Cash Incentive Plan-1990, as amended, have vested and will be paid in accordance with and subject to the conditions contained in such plan, as amended.

     (e) 1993 LONG-TERM INCENTIVE PLAN. Officer shall also participate in the 1993 Long-Term Incentive Plan, pursuant to which Officer shall be granted an award which, if it becomes vested under the terms of such plan, shall result in the payment to Officer of one hundred percent (100%) of the Officer's annual base salary for each of the Company's fiscal years 1994, 1995 and 1996; and such award shall be payable in accordance with the terms of such plan.

     (f) 1993 STOCK OPTION PLAN. Officer shall also participate in the 1993 Stock Option Plan. Officer and the Company acknowledge that Officer has been granted an option to purchase 22,606 shares of the Corporation's Class A Common Stock under such

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Plan; and Officer shall be eligible, in the discretion of the Compensation
Committee, to be granted additional options under such Plan.

4.   REIMBURSEMENT OF EXPENSES.

     The Company shall pay, or reimburse Officer in accordance with the Company's prevailing corporate policy for reasonable travel and other expenses incurred by Officer in performing his duties under this Agreement in accordance with corporate policy. Reasonable legal fees and disbursements incurred by Officer in connection with any enforcement of this Agreement shall be reimbursed by the Company provided the Officer prevails in any such enforcement proceedings.

5.   PARTICIPATION IN BENEFIT PLANS.

     The payments provided in other paragraphs of this Agreement are in addition to any benefits and perquisites to which Officer may be or may become entitled under any present or future employment benefit and perquisite plan or program, or executive contingent compensation plan of the Company for which senior executives are or shall become eligible, and Officer shall be eligible to receive during the period of his employment under this Agreement, benefits and emoluments for which senior executives are eligible under every plan or program to the extent permissible under the general terms and provisions thereof.

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     In further consideration of his employment by the Company, Officer shall be entitled to the following benefits:

     (a)  Insurance as follows:

          (1) Health, accident and dental insurance for Officer and his dependents and long-term disability insurance for Officer, all in amounts and coverage comparable to that presently provided by the Company to the most senior officers of the Company. Company shall provide to Officer proof that he and his dependents are properly covered by all of the aforesaid types of insurance without any exclusion or exceptions for pre-existing conditions.

          (2) Term life insurance in the amount of four times his then-base salary (but in no event greater than $1,500,000), the beneficiary of which will be designated in the sole discretion of Officer. If for any reason during the term hereof any required policy or coverage is cancelled or coverage denied for any reason, the Company agrees to provide Officer with replacement insurance in the required amount so long as said insurance is available at commercially reasonable rates. The Company shall cause so much of said insurance to be included under an Employee Group Term Life Insurance Plan which qualifies under IRC Section 79 so that the cost of said insurance, to the maximum extent allowable by law, will not be includable in the gross taxable income of Officer.

     (b) The Company shall make available to Officer an Executive Allowance Fund to reimburse Officer for personal legal, accounting, and financial services expenses, reasonable spouse business travel, and country club dues in an amount not to exceed

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$20,000 per year.  Expenses to be reimbursed from the Executive Allowance Fund shall be documented in accordance with prevailing Company policy. The Company shall also make available to Officer an automobile allowance of $20,000 per year less any auto leasing expenses (including insurance, taxes and rentals) paid by the Company in respect of any leased auto provided to Officer. Such automobile allowance shall be in lieu of any reimbursement for auto-related expenses incurred by Officer and no further mileage, insurance or other operating expense shall be required to be paid by the Company (exclusive of rental car expense incurred when travelling away from the Company's home office on Company business).

     (c) Reimbursement for reasonable initiation fees not to exceed $35,000 at one country club selected by Officer during his employment by the Company.

     (d) An annual physical examination of Officer to be conducted by a physician that is Board certified to be selected by the Officer and acceptable to the Board of Directors, the complete cost of which shall be borne by the Company to the extent not otherwise paid by insurance or other benefits provided by the Company. The Committee shall be furnished the results of the physical examination.

     (e) Five (5) weeks of annual paid vacation to be taken in the sole discretion of Officer. To the extent said full five (5) weeks are not taken in any calendar year, up to one (1) week of unused vacation may be carried into the succeeding year.

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     (f)  A reasonable number of paid sick days in accordance with prevailing
Company policy to be taken solely in the discretion of Officer.

6.   INDEMNITY AND DIRECTORS AND OFFICERS LIABILITY INSURANCE.

     (a) The Company agrees to indemnify and save harmless Officer from all liability and costs incurred (including reasonable attorney's fees and disbursements) as a consequence of claims by third parties, whether or not derivatively on behalf of the Company (or, after a Change of Control as defined in Paragraph 11 hereof, by the Company against the Officer or by the Officer against the Company), resulting from or growing out of Officer's current status as or as a result of his having been a director and/or officer of the Company. The terms, provisions and conditions of the indemnity provided for hereunder are to be the same as those presently provided for under the Certificate of Incorporation and Bylaws of the Company. Said terms, provisions and conditions of indemnity shall remain an obligation of the Company to Officer from and after the date hereof regardless of how the Company might hereafter amend or change its Certificate of Incorporation or Bylaws to provide for different terms, conditions and provisions of indemnity for other officers and directors of the Company. In the event the Company should amend its Certificate of Incorporation or Bylaws to provide for different terms, conditions and provisions of indemnity after the effective date hereof, Officer shall be notified in writing of the change.

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Officer shall thereafter have thirty (30) days to elect in writing to accept the changed conditions of indemnity or to continue under the terms of indemnity as provided for herein. The Company's agreement to provide indemnity hereunder shall survive the termination of this contract regardless of the cause of termination. The Company shall advance promptly as incurred reasonable fees and disbursements of counsel for Officer in defending Officer against any claims for which the Company would be so required to indemnify Officer provided (i) Officer shall execute a promissory note payable to the Company evidencing such advance if requested by the Company and otherwise comply with such other requirements of Delaware Law or the Certificate of Incorporation or Bylaws of the Company as shall be reasonably requested by the Company and (ii) Officer shall cause such counsel to cooperate fully in good faith with such requests as the Company or its counsel may reasonably make in order to endeavor to keep such legal fees at the minimum level consistent with an adequate defense of Officer.

     (b) The Company agrees to the extent available at commercially reasonable rates to maintain Directors and Officers Liability Insurance in form and amount substantially equal to that presently maintained by the Company. In the event of a termination of or by Officer hereunder, the Company shall to the extent available at commercially reasonable rates immediately purchase a tail to the then-existing directors and officers liability insurance to provide Officer with continued insurance coverage against claims made as a consequence of his having been a director and/or officer of the Company. Such insurance shall be maintained for a period of twenty-four (24) months in the event of voluntary termination by Officer pursuant to Paragraph 1 and for the period during which Officer shall be entitled to severance pay in the event of any other termination.

7.   TERMINATION OF AGREEMENT BY COMPANY FOR CAUSE.

     The Company may terminate this Agreement for just and substantial cause but only after written notice as approved by a majority of the Board of Directors specifying the cause of such action shall be rendered to Officer. Prior to any such termination, Officer shall be granted an opportunity (together with counsel if so desired by officer) to appear before the Board of Directors and by heard concerning the existence of just and substantial cause. Just and substantial cause shall mean: (1) conviction of a felony or commission of illegal acts involving moral turpitude; and (2) commission of an act or acts of dishonesty on the part of Officer when such acts are intended to result, directly or indirectly, in substantial gain or personal enrichment of Officer at the expense of the Company or otherwise cause harm to the Company. In such event, Officer shall be entitled to vested stock options, salary actually earned prior to termination as well as vested bonuses and vested restricted shares. No severance pay would be owing in the event of termination pursuant to this Paragraph.

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8.   TERMINATION BY OFFICER.

     In addition to his right to resign from the Company's employ pursuant to any other provision of this Agreement, Officer may resign from the Company's employ pursuant to the provisions of the next sentence, upon (A) failure to appoint or reappoint Officer to the office of Chairman and Chief Executive Officer; or (B) material changes by the Company in Officer's function, duties or responsibilities which would cause Officer's position with the Company to become of less dignity, responsibility, importance or scope from the position and attributes thereof described in Paragraph 2 or (C) any material breach of this Agreement by the Company which shall continue unremedied after thirty (30) days' prior written notice by Officer to the Company. Upon the occurrence of any event described in clauses (A), (B) or (C), Officer shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than ninety (90) days' prior written notice given within a reasonable period of time not to exceed, except in the case of a continuing breach, three
(3) calendar months after the event giving rise to said right to elect. Upon any such termination after the occurrence of an event described in clause (A),
(B) or (C), the Company shall pay Officer, or in the event of his subsequent death, pay his beneficiary or beneficiaries, or his estate, as the case may be, each month (or at Officer's option, the Company shall fund a trust satisfactory to Officer with an annuity or lump sum sufficient to permit such trust to make such monthly payments) as severance pay, for the period below described, a sum equal to the highest monthly rate of base salary paid to Officer at any time under this Agreement, plus stock options and restricted share grants which have vested in accordance with the Long-Term Stock Incentive Plan, unpaid bonuses which are vested at time of termination and all vested benefits. In the event there are any bonuses with respect to a fiscal year which has not ended prior to termination, such bonus will be paid on a pro rata basis to date of termination, based upon performance against target through fiscal year end. Payments of base salary shall commence on the last day of the month following the date of said termination and shall continue for three (3) years (inclusive of the ninety (90)-day notice period). Payments of base salary under this Paragraph, shall be offset by payments made pursuant to any other company-paid disability or salary continuation programs.

9.   ILLNESS OR DISABILITY.

     It is understood and agreed by the parties that Officer shall not be considered as breaching this Agreement in the event he becomes unable to perform services for the Company because of sickness or disability. In the event that the Company and Officer are unable to agree whether Officer is unable to perform services for the Company because of sickness or disability said decision shall be made by three physicians, one of whom is to be selected by Officer, one of whom is to be selected by the Board, and the

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third of whom is to be selected by the previous two.  The decision of said three physicians shall be binding upon the parties and the cost of such examinations shall be borne by the Company. In the event Officer is unable to perform services for the Company because of sickness or disability, Officer's base salary shall continue at the level as provided in Paragraph 3(a) for a period of eighteen (18) months from the date of the final determination of disability by such panel of three physicians. These payments of base salary shall be reduced by any disability payments (exclusive of any payment for medical expenses payable under group medical insurance plans maintained pursuant to Paragraph 5(a)(1) or any other Company sponsored disability plan.

     If after a period of six (6) months from the date of the final determination of disability by the panel of three physicians called for above, Officer is unable to resume his duties hereunder because of continuing sickness or disability, then Officer's employment under this Agreement shall be terminated. If the Company disputes whether Officer is able or is unable to return to work, then such determination shall be made by the same panel of physicians described above. In the event Officer is determined to be unable to return to work, he shall be entitled to his base salary as provided in the preceding Paragraph (reduced by any long-term disability payments provided Officer as a result of the coverage pursuant to Paragraph 5(a)(1) or any other Company sponsored long-term disability plan) and to stock options, bonuses, vested restricted stock and any other vested benefits.

  All disability, life and medical insurance as provided prior to termination shall continue for a period of eighteen (18) months after termination. In the event there are any bonuses with respect to a fiscal year which has not ended prior to Officer leaving employment for disability, such bonus shall be paid on a pro rata basis through the date of termination of employment, based upon performance against target through fiscal year end.

10.  DEATH DURING EMPLOYMENT.

     If Officer dies during the term of this Agreement, the Company shall pay to Officer's estate the compensation which would otherwise be payable to Officer pursuant to this Agreement up to end of the month in which his death occurs. This shall include vested stock options, any unpaid bonuses which are vested as of the date of death, vested restricted stock and vested benefits. In the event there are any bonuses with respect to a calendar year which has not ended prior to Officer's death, such bonus shall be paid on a pro rata basis based upon performance against target for the fiscal year in which death occurs.

11.  CHANGE OF CONTROL.

     In the event of a material change in ownership of the Company or a transfer of all or substantially all of its assets, in either case resulting in Change of Control of the Company prior to September 30, 1996, Officer shall have the right to terminate his employment under this Agreement by (i) resignation on not less than ninety (90) days' prior written notice given within six (6) calendar months after the occurrence of the Change of Control and (ii) by resignation on not less than ninety (90) days' prior written notice given within eighteen (18) calendar months after such Change of Control and within six (6) months after the occurrence of any of the following (A) failure to appoint or reappoint Officer to the office of Chairman and Chief Executive Officer or (B) the making of any material change by the Company in Officer's function, duties or responsibilities which would cause Officer's position with the Company to become of less dignity, responsibility, importance or scope from the position and attributes thereof described in Paragraph 2 or (C) any material breach by the Company not cured within thirty (30) days' of written notice thereof. "Change of Control" shall mean the event by which any "person" (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) either alone or in conjunction with its "affiliates" as that term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended, or other group of persons, corporations, partnerships or other entities who are not "affiliates" but who are acting in concert, acquire ownership of record or beneficially that number of shares of the outstanding stock of the Company which would allow such person or entity and/or its affiliates, or others acting in concert, to elect a majority of the Board of Directors of the Company; provided, however, "Change of Control" shall not include any acquisition of

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control referred to above (i) by the Officer acting alone or in concert with one or more of the Company's five most senior officers holding office on the date of this Agreement or (ii) in which the Officer accepts equity securities of the Company or any entity with or into which the Company is merged or consolidated, or which controls or is controlled by the Company or any such entity, except for equity securities accepted or received by the Officer (a) in his capacity as a shareholder and (b) pursuant to stock options and other benefits not materially in excess of those typically available to officers of other publicly held for-profit healthcare companies not subject to a Change of Control. Upon the occurrence of a Change of Control and an election by Officer to terminate his employment, the Company shall pay to Officer, or in the event of his subsequent death, pay his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay, a sum each month for a period of four (4) years after such termination (but inclusive of the ninety (90)-day notice period), equal to the highest monthly rate of base salary paid to Officer at any time under this Agreement. In the alternative to such monthly payments, Officer shall have the right exercisable at any time by written notice to Company to require the Company to (and, in such event, the Company agrees to) (i) promptly fund a trust by lump sum cash or an annuity, in each case in form and substance satisfactory to Officer, in an amount at least sufficient to permit such trust to make such monthly payments over said four (4)-year period or the remainder thereof (inclusive of the ninety

(90)-day notice period), as the case may be or, (ii) at Officer's election, promptly pay to Officer a lump sum amount in cash equal to the sum of the forty-eight (48) subsequent monthly payments of base salary at the highest monthly rate of base salary paid to Officer at any time under this Agreement, without discount to present value. Officer will also be entitled under this Paragraph, to all vested benefits (including continuance for said four (4)-year period of all disability, life and medical insurance as provided prior to the Change of Control), restricted shares, options and bonuses, both vested and unvested, such bonuses being prorated to date of termination based upon performance against target for the fiscal year in which such termination occurs. Payments of base salary under this Paragraph, shall be offset by any payments made pursuant to any other Company paid disability or salary continuation program.

     In the event that any payment or benefit, or any combination of payments or benefits, to Officer hereunder with respect to a termination effective on or before September 30, 1996 is determined to be an "excess parachute payment" pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the Company shall pay to Officer, as additional severance pay, an amount equal to the excise tax, if any, imposed upon officer pursuant to
Section 4999 of the Code.

12.  TERMINATION OF AGREEMENT BY COMPANY FOR REASONS OTHER THAN CAUSE.

     Unless Officer's employment under this Agreement is otherwise terminated in accordance with Paragraphs 1, 7, 8, 9 10 or 11, the Company may terminate this Agreement for any reason upon ninety (90) days' prior written notice to Officer. If this Agreement is so terminated by the Company pursuant to this Paragraph, Officer will be entitled to (i) be paid monthly for the period of three (3) years following notice of termination (inclusive of the ninety (90) days' notice period), severance pay for each month during such three (3)-year period equal to the highest monthly rate of base salary paid to Officer at any time under Paragraph 3(a) (or, at Officer's election, a lump sum amount in cash equivalent to the present value of the aforesaid monthly payments over the period of three
(3) years, discounted at a rate equal to the average yield to maturity of Treasury Bills of the United States Government having a maturity most nearly equivalent to said three (3)-year period as then being offered or quoted by three dealers therein selected by the Company), (ii) bonuses referred to in Paragraph 3(b), 3(d) and 3(e) which have vested together with that portion of any bonus for the then-current fiscal year prorated to date of termination,
(iii) restricted shares and stock options which have vested in accordance with the applicable plan or which would otherwise have vested within the fiscal year in which termination occurs and (iv) continuance for said three (3)-year period of all disability, life and medical insurance as provided prior to termination. In the event there are any bonuses with respect to a fiscal year which has not ended prior to Officer leaving employment, such bonuses shall be paid on a pro rata basis through the date of termination of employment, based upon performance against target through fiscal year end. The Company may not terminate Officer's employment hereunder pursuant to this Paragraph after or in contemplation of a "Change of Control" as defined in Paragraph 11.

13.  DECISIONS BY COMPANY.

     Any powers granted to the Committee or the Board of Directors of the Company hereunder may be exercised by the Committee or any other committee appointed by the Board of Directors of the Company, and the Committee or such other committee, if appointed, shall have the general responsibility for the administration and interpretation of this Agreement including determinations of compensation for purposes of paragraph 3.

14.  EFFECT OF PRIOR AGREEMENTS.

     This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company or any predecessor of the Company and Officer except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Officer of a kind elsewhere provided and not expressly provided in this Agreement.

15.  CONSOLIDATION, MERGER, OR SALE OF ASSETS.

     Nothing in the Agreement shall preclude the Company from consolidating or merging into or with or transferring all or substantially all of its assets to another corporation which assumes this Agreement and all obligations and understandings of the Company hereunder. Upon such a consolidation, merger, or transfer of assets and assumption, the term "the Company", as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect, subject to Officer's rights under Paragraph 8 and 11.

16.  FEDERAL INCOME TAX WITHHOLDING.

     The Company may withhold from any benefits payable under this Agreement all Federal, State, City, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

17.  SUCCESSORS BOUND; ASSIGNABILITY.

     This Agreement shall be binding upon the Company and Officer, their respective heirs, executors, or administrators. This Agreement is nonassignable.

18.  MODIFICATION AND WAIVER.

     (a) AMENDMENT OF AGREEMENT. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

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

     (b) WAIVER. No condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provisions of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition for the future or as to any act other than that specifically waived.

19.  SEVERABILITY.

     If for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provisions, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

20.  HEADINGS.

     The headings or paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

21.  GOVERNING LAW.

     This Agreement has been executed and delivered in the State of Georgia and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State.

     IN WITNESS WHEREOF, the Company has caused this Amended Employment Agreement to be executed by an officer thereunto duly authorized, and Officer has signed this Agreement, all as of the day and year first above written.

                              HALLMARK HEALTHCARE CORPORATION
                              ("Company")



                              By:  /s/ ROBERT M. THORNTON, JR.
                                   ---------------------------
                                   Robert M. Thornton, Jr.
                                   President



                                   /s/ JAMES T. MCAFEE, JR.
                                   ------------------------
                                   JAMES T. McAFEE, JR.
                                   ("Officer")


                                      -23-
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                                              ATTACHMENT A


                                ANNUAL BONUS PLAN


     An Annual Bonus Plan for senior management has been instituted by the Company and shall be continued during employment of the Officer. The amount of the annual bonus shall be determined annually by the Committee in relation to results achieved by participants in the Annual Bonus Plan based on the degree of achievement by the Company of its strategic and financial targets. The degree to which the targets are achieved will be determined at fiscal year end and produce a payout for participants proportionately greater for above target performance and proportionately smaller for below target performance. Targets may include, but are not limited to, such items as cash flow, census and operating income as established by the Committee after consultation with the Chief Executive Officer.
     The Annual Bonus Plan shall be subject to amendment, modification and interpretation by the Committee and any such amendment, modification or interpretation shall be binding on all participants.